FIRST PACTRUST BANCORP, INC. ANNOUNCES

RECORD EARNINGS FOR 3rd QUARTER 2008

October 14, 2008

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announces preliminary record earnings for the 3rd quarter 2008.

The Company anticipates reporting record earnings of $1.4 million for the third quarter ending September 30, 2008. This would result in the Company reporting earnings of $814 thousand for the nine month period ending September 30, 2008.

“The Company’s 3rd quarter earnings are impressive in light of current economic conditions,” stated President and CEO Hans Ganz. He went on to say that, “Pacific Trust Bank has experienced the same operating environment as other financial institutions with the housing market downturn and increased competition for deposits. In spite of all of these challenges, our team has done an outstanding job in controlling costs and increasing our net interest margin to achieve these great results.”

“Although the Company continues to operate in a challenging environment, as evidenced by increased non-performing assets,” Mr. Ganz said, “the Company has proven the ability to generate record quarterly income despite an increase in loan loss reserves.” Mr. Ganz went on to say that “the Company’s loss provisions have primarily been related to construction and land development loans, and that the increase in income is primarily due to the performance of the one to- four- family residential loan portfolio coupled with a reduction in expenses.” He further stated that “the Company has made significant efforts to actively address credit related issues in the most cost efficient manner.” At September 30, 2008 the Company’s allowance for loan losses totaled $12.7 million and was 1.58% of total loans.

The Company is expected to report that, for the nine month period ended September 30, 2008, total assets will approach $850.0 million and total equity will approximate $82.0 million.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519 ext 4000